UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1 to Form 8-A Originally Filed on October 9, 2008)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

JAMBA, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2122262
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California	94608
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights, no par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This Amendment No. 1 to Form 8-A is being filed by the registrant for the purposes of amending and supplementing the description of the contained in Form 8-A filed by the registrant with the Securities Exchange Commission on October 9, 2008.

Item 1. Description of Registrant’s Securities to be Registered.

On October 8, 2008, the Board of Directors of Jamba, Inc. (the “Company”) declared a dividend distribution of one Preferred Stock Purchase Right (each a “Right” and collectively the “Rights”) for each outstanding share of Common Stock, $0.001 par value (“Common Stock”), of the Company. The distribution was paid as of October 20, 2008 (the “Record Date”), to stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company’s Series A Preferred Stock, $0.001 par value (the “Preferred Stock”), at a price of $7.00 (the “Purchase Price”). The description and terms of the Rights are set forth in the Rights Agreement dated as of October 8, 2008 (the “Rights Agreement”), between the Company and Stock Transfer & Trust Company (the “Rights Agent”).

The Board of Directors of the Company adopted Amendment No. 1 to the Rights Agreement (the “Amendment”) on May 30, 2009 , effective as of June 16, 2009, in connection with the issuance of certain securities to Mistral Equity Partners, LP, Mistral Equity Partners QP, LP, MEP Co-Invest, LLC and CanBa Investments, LLC (collectively, the “Purchasers”) pursuant to that certain Securities Purchase Agreement dated May 31, 2009 (the “Securities Purchase Agreement”) by and among the Company and the Purchasers. The Amendment provides that the sale of securities to the Purchasers pursuant to the Securities Purchase Agreement will not trigger the separation or exercise of the Rights or any adverse event under the Rights Agreement. In particular, none of the Purchasers nor any of their respective affiliates or associates will be deemed an Acquiring Person.

The Amendment is filed herewith as an exhibit and is hereby incorporated by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement, as amended.

Item 2. Exhibits.

Exhibit No.	Description
Exhibit 99.1	Amendment No. 1 to Rights Agreement, effective June 16, 2009, between the Company and Continental Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 8-K dated June 16, 2009)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 16, 2009	Jamba, Inc.

	By:	/s/ Michael Fox
Michael Fox Senior Vice President, General Counsel and Secretary

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